Filed pursuant to Rule 433
Registration Statement No. 333-124095
Dated 24th May, 2006

Reverse Convertible Bond on Chesapeake Energy Corp
Final Terms and Conditions of the Bond as of 24th May 2006

Issuer:	Eksportfinans ASA
Rating:	Moodys: Aaa / S&P: AA+ / Fitch: AAA
Lead Manager:	Commerzbank AG
Type of Security:	US MTN
Underlying:	Chesapeake Energy Corp (Ticker Bbg: CHK UN - ISIN: US1651671075)

Currency:	USD
Volume:	USD 3,000,000
Denominations:	USD 1,000

Trade Date:	24th May 2006
Payment Date:	31st May 2006
Valuation Date:	29th May 2007
Redemption Date:	31st May 2007

Coupon:	13.10% p.a. — Payable Monthly

Coupon payment dates:	USD 10.76 will be paid on Friday 30th June 2006
USD 11.12 will be paid on Monday, 31st July 2006
USD 11.12 will be paid on Thursday, 31st August 2006
USD 10.40 will be paid on Friday, 29th September 2006;
USD 11.48 will be paid on Tuesday, 31st October 2006
USD 10.76 will be paid on Thursday, 30th November 2006
USD 10.40 will be paid on Friday, 29th December 2006
USD 11.84 will be paid on Wednesday, 31st January 2007
USD 10.04 will be paid on Wednesday, 28th February 2007
USD 10.76 will be paid on Friday, 30th March 2007
USD 10.04 will be paid on Friday, 27th April 2007
USD 12.20 will be paid on Thursday, 31st May 2007

Strike Price:	USD 29.43
Barrier Level:	USD 23.54 (80% of Strike Price)

Issue Price:	100%
Redemption Price:	a) 100%

OR

b) If the closing price of the Underlying share on the New York Stock Exchange on the Valuation Date is below the Strike Price AND the share price on the New York Stock Exchange has quoted at or below the Barrier Level at least once from Trade Date until Valuation Date (both inclusive), the investor will receive 33.978 shares of the Underlying (fractions will be cash settled)

Business Days for Payment:	New York
Business Day Convention:	Modified Following (Adjusted)
Day Count Basis:	Actual/Actual (ICMA 251)

ISIN:	US 28264QCK85
Common Code:	025642406
Cusip:	28264QCK8
WKN:	A0GS52

Settlement:	DTC
Calculation Agent:	Commerzbank AG

Listing:	None

Accrued Interest:	On the secondary market, traded prices will not include any accrued interest that should be added for the settlement (“Clean Prices”)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (Registration No. 333-124095). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-266-7300
Disclaimer
 Any transaction by US persons must be effected with Commerzbank Capital Markets Corporation (“CCMC”). Under applicable US law information regarding clients of CCMC may be distributed to other companies within the Commerzbank Group.
This document is distributed in Japan by Commerz Securities (Japan) Co. Ltd.

Coupon Split:	4.50% p.a. for interest premium
8.60% p.a. for option premium

Contact:	Aurelien Vicart +1 212 266 73 00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (Registration No. 333-124095). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-266-7300
Disclaimer
 Any transaction by US persons must be effected with Commerzbank Capital Markets Corporation (“CCMC”). Under applicable US law information regarding clients of CCMC may be distributed to other companies within the Commerzbank Group. This document is distributed in Japan by Commerz Securities (Japan) Co. Ltd.